Exhibit 99.1

1200 RIVERPLACE BOULEVARD • JACKSONVILLE, FL 32207-1809 • (904) 346-1500

March 13, 2014	For more information:
Linda L. Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

Stein Mart, Inc. Reports Fourth Quarter and Fiscal 2013 Results

2013 Diluted EPS is $0.57, or $0.73 as adjusted, +40% over adjusted last year

Highlights

•	Adjusted diluted earnings per share of $0.73 compared to $0.52 in 2012 (see Note 1).

•	Comparable store sales increased 3.7 percent for the year; 3.1 percent for the fourth quarter.

•	2014 store plans currently include 10 new and 6 relocated stores.

JACKSONVILLE, FL – Stein Mart, Inc. (NASDAQ: SMRT) today announced financial results for the fourth quarter and fiscal year ended February 1, 2014.

Overview of Results

To provide a more meaningful measure of financial results, certain amounts in this release have been adjusted for items which impacted the 2013 and 2012 fourth quarters and fiscal years. These items are detailed in the non-GAAP reconciliation table in Note 1 and discussed throughout this release. The non-GAAP financial measures are provided in addition to, and not as an alternative to, the reported results prepared in accordance with GAAP.

Net income for the fourth quarter was $7.4 million or $0.16 per diluted share compared to net income of $13.5 million or $0.30 per diluted share in 2012. Fourth quarter adjusted net income was $13.1 million or $0.29 per diluted share compared to adjusted net income of $12.3 million or $0.28 per diluted share in 2012 (see Note 1).

For the year, net income was $25.6 million or $0.57 per diluted share compared to $25.0 million or $0.57 per diluted share in 2012. Adjusted net income was $32.8 million or $0.73 per diluted share compared to adjusted net income of $22.9 million or $0.52 per diluted in 2012 (see Note 1).

Adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”) for the year increased $19.6 million to $80.3 million, compared to adjusted EBITDA of $60.7 million in 2012 (see Note 2).

Comments on Results

“I am very pleased with our exceptional results this year. We improved our business in 2013 through a number of key initiatives, including enhancing our merchandise and brands, launching our online store, more effective marketing, taking our supply chain distribution centers in-house and growing our credit card program,” said Jay Stein, Chief Executive Officer. “For 2014, we will continue to build upon these achievements, while initiating our most aggressive store opening plan in more than ten years with 16 new and relocated stores, to even better serve our customers and grow returns for our investors.”

Net Sales

Comparable store sales for the 13-week fourth quarter ended February 1, 2014 increased 3.1 percent over the 13-week fourth quarter ended February 2, 2013. Note that last year’s total sales include $15.8 million for the 53rd week. Total sales for the 13-week fourth quarter ended February 1, 2014 were $360.8 million compared to total sales for the 14-week fourth quarter ended February 2, 2013 of $368.6 million.

Comparable store sales for the 52-week year ended February 1, 2014 increased 3.7 percent over the 52-week year ended February 2, 2013. Total sales for the 52-week year ended February 1, 2014 were $1.26 billion compared to $1.23 billion for the 53-week year ended February 2, 2013.

Gross Profit

Gross profit for the fourth quarter was $111.3 million or 30.9 percent of sales. Excluding the $10.0 million impact of the accounting estimate change (see below), gross profit for the fourth quarter was $101.3 million or 28.1 percent of sales. This compares to $106.3 million or 28.8 percent of sales in 2012. The decrease in the adjusted gross profit rate was primarily the result of higher markdowns offset by higher markup. Markdown levels were slightly higher this year compared to last year when fourth quarter sales exceeded plan. Other items that lowered the fourth quarter gross profit rate this year were the positive impact of last year’s 53rd week on 2012 results and this year’s greater home division sales which have slightly lower margins.

Gross profit for the year was $367.4 million or 29.1 percent of sales. Excluding the $10.0 million accounting estimate change (see below), gross profit for the year was $357.4 million or 28.3 percent of sales compared to $342.6 million or 27.8 percent of sales in 2012. The year’s higher gross profit rate was primarily the result of higher markup.

Selling, general and administrative expenses

Selling, general and administrative (“SG&A”) expenses for the fourth quarter were $100.6 million. Excluding the $15.0 million impact of the accounting estimate change (see below), SG&A expenses for the fourth quarter were $85.6 million or 23.7 percent of sales compared to $89.1 million or 24.2 percent of sales in 2012.

SG&A expenses for the year were $326.5 million. Excluding the $15.0 million accounting estimate change (see below), SG&A expenses were $311.5 million or 24.7 percent of sales compared to $306.4 million or 24.9 percent of sales in 2012. The $5.1 million increase in 2013 SG&A expenses from 2012 is the result of items presented in the non-GAAP reconciliation table (see Note 1), higher compensation costs and higher depreciation expense, somewhat offset by lower healthcare costs due to favorable claims experience.

Accounting Estimate Change

During the fourth quarter of 2013, we refined our estimation of the buying and distribution costs allocated to inventories. This change lowered the percentage of expenses allocated to inventory purchases. The decrease in inventories resulted in a $5.0 million pretax non-cash charge ($3.1 million after-tax or $0.07 per diluted share), comprised of a $15.0 million increase in SG&A expenses and a $10.0 million increase in gross profit.

For 2014 and future periods, the lower cost allocation percentage will similarly impact both the beginning and ending inventory amounts. The lower allocation of expenses from SG&A will be offset by higher gross profit. The only expected meaningful impact to earnings will result from changes in inventory levels, as it has in the past.

Income Tax Provision

The effective tax rate for fiscal year 2013 was 37.0 percent compared to 30.5 percent for 2012. The lower 2012 tax rate was the result of a $2.5 million tax benefit recorded in the fourth quarter resulting from the tax impact of the deductibility in 2012 of previously non-deductible financial statement accruals relating to the elimination of post-retirement life insurance benefits ($0.05 per diluted share).

Balance Sheet Highlights

Cash at year end 2013 was $66.9 million compared to $67.2 million at the end of 2012. The 2013 balance reflects the payment of three quarterly dividends ($0.05 per share) totaling $6.7 million during 2013 and capital expenditures of $37.5 million. Capital expenditures in 2013 compare to $45.4 million in 2012, which included a greater investment in information systems, including a new merchandise information system.

Inventories of $261.5 million at the end of 2013 were 7.5 percent higher than the $243.3 million at the end of last year. Giving impact to the $5.0 million decrease from our accounting estimate change (see Note 1) inventories increased 9.5 percent. The increase in inventories is due to higher Home amounts to support our new programs and higher sales, higher in-transit amounts for early February receipts, inventories related to our new online store and an additional brick-and-mortar store this yearend.

Store Network

The Company ended the year with 264 stores, compared to 263 at the end of 2012. Four new stores were opened, three were closed and four were relocated in 2013.

2014 Plans

For 2014, we expect sales increases to leverage against our efficient expense structure to continue driving earnings, particularly as we add stores.

We expect the following factors to influence our business in 2014:

•	Current 2014 plans are to open 10 stores, relocate six stores to better locations in their respective markets and close two stores.

•	Three stores will open this spring – one in March and two in May.

•	Seven stores will open this fall – six in October and one in November.

•	The two closings were completed in February.

•	The gross profit rate is expected to be slightly less than the reported 2013 rate of 29.1 percent.

•	SG&A expenses are expected to increase approximately $10 million from the $326.5 million reported in 2013 and include the following items:

•	SG&A is expected to be approximately $5 million higher as a result of new and relocated stores, including higher pre-opening costs.

•	Depreciation will increase by approximately $2 million.

•	Ecommerce is expected to incur a loss of approximately $2 million in 2014.

•	The effective tax rate for the year is estimated to be approximately 39.0 percent.

•	Capital expenditures for 2014 are expected to be approximately $38 million, including $13 million for information systems, $13 million for existing stores and $12 million for new and relocated stores.

Filing of Form 10-K

Reported results are preliminary and not final until the filing of our Form 10-K for the fiscal year ended February 1, 2014 with the Securities and Exchange Commission (“SEC”), and therefore remain subject to adjustment.

Conference Call

A conference call for investment analysts to discuss the Company’s fourth quarter and fiscal year 2013 results will be held at 10 a.m. EDT on March 13, 2014. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the conference call will be available on the website through March 31, 2014.

Investor Presentation

Stein Mart’s fiscal 2013 investor presentation has been posted to the investor relations portion of the Company’s website at http://ir.steinmart.com.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to Massachusetts, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions.

Cautionary Statement Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	consumer sensitivity to economic conditions

•	competition in the retail industry

•	changes in consumer preferences and fashion trends

•	ability to negotiate acceptable lease terms with current and potential landlords

•	ability to successfully implement strategies to exit under-performing stores

•	extreme and/or unseasonable weather conditions

•	adequate sources of merchandise at acceptable prices

•	dependence on certain key personnel and ability to attract and retain qualified employees

•	increases in the cost of employee benefits

•	disruption of the Company’s distribution process

•	information technology failures

•	data security breaches

•	acts of terrorism

•	material weaknesses in internal control over financial reporting

•	ability to adapt to new regulatory compliance and disclosure obligations

•	other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

SMRT-F

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com

Stein Mart, Inc.

Consolidated Balance Sheets

(In thousands, except for share and per share data)

	February 1, 2014	February 2, 2013
ASSETS
Current assets:
Cash and cash equivalents	$66,854	$67,233
Inventories	261,517	243,345
Prepaid expenses and other current assets	28,800	22,855

Total current assets	357,171	333,433
Property and equipment, net	139,673	131,570
Other assets	27,414	26,706

Total assets	$524,258	$491,709

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$131,338	$130,972
Accrued expenses and other current liabilities	64,875	66,109

Total current liabilities	196,213	197,081
Other liabilities	63,644	60,594

Total liabilities	259,857	257,675

COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock - $.01 par value; 100,000,000 shares authorized; 44,551,676 and 43,808,485 shares issued and outstanding, respectively	446	438
Additional paid-in capital	28,745	17,491
Retained earnings	235,471	216,574
Accumulated other comprehensive loss	(261)	(469)

Total shareholders’ equity	264,401	234,034

Total liabilities and shareholders’ equity	$524,258	$491,709

Stein Mart, Inc.

Consolidated Statements of Income

(In thousands, except for per share amounts)

	13 Weeks Ended February 1, 2014	14 Weeks Ended February 2, 2013	Year Ended February 1, 2014	Year Ended February 2, 2013
Net sales	$360,785	$368,557	$1,263,571	$1,232,366
Cost of merchandise sold	249,458	262,300	896,218	889,736

Gross profit	111,327	106,257	367,353	342,630
Selling, general and administrative expenses	100,611	89,101	326,520	306,407

Operating income	10,716	17,156	40,833	36,223
Interest expense, net	68	55	265	225

Income before income taxes	10,648	17,101	40,568	35,998
Income tax provision	3,227	3,554	15,013	10,971

Net income	$7,421	$13,547	$25,555	$25,027

Net income per share:
Basic	$0.17	$0.31	$0.58	$0.57

Diluted	$0.16	$0.30	$0.57	$0.57

Weighted-average shares outstanding:
Basic	43,367	42,688	43,053	42,639

Diluted	44,220	43,004	43,778	42,828

Stein Mart, Inc.

Consolidated Statements of Comprehensive Income

(In thousands)

	13 Weeks Ended February 1, 2014	14 Weeks Ended February 2, 2013	Year Ended February 1, 2014	Year Ended February 2, 2013

Net income	$7,421	$13,547	$25,555	$25,027
Other comprehensive income, net of tax:
Change in post-retirement benefit obligations	201	873	208	950

Comprehensive income	$7,622	$14,420	$25,763	$25,977

Stein Mart, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended February 1, 2014	Year Ended February 2, 2013

Cash flows from operating activities:
Net income	$25,555	$25,027
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,752	23,911
Share-based compensation	7,291	6,203
Store closing (benefit) charges	(50)	996
Impairment of property and other assets	2,210	523
Loss on disposal of property and equipment	701	1,324
Deferred income taxes	(666)	2,916
Tax benefit (deficiency) from equity issuances	429	(510)
Excess tax benefits from share-based compensation	(1,134)	(640)
Changes in assets and liabilities:
Inventories	(18,172)	(24,513)
Prepaid expenses and other current assets	(4,182)	11,836
Other assets	(708)	(4,137)
Accounts payable	210	24,909
Accrued expenses and other current liabilities	(246)	450
Other liabilities	2,316	3,044

Net cash provided by operating activities	41,306	71,339

Cash flows from investing activities:
Capital expenditures	(37,506)	(45,426)

Cash used in investing activities	(37,506)	(45,426)

Cash flows from financing activities:
Cash dividends paid	(6,658)	(43,839)
Capital lease payments	(2,197)	(6,066)
Excess tax benefits from share-based compensation	1,134	640
Proceeds from exercise of stock options and other	4,633	471
Repurchase of common stock	(1,091)	(3,939)

Net cash used in financing activities	(4,179)	(52,733)

Net decrease in cash and cash equivalents	(379)	(26,820)
Cash and cash equivalents at beginning of year	67,233	94,053

Cash and cash equivalents at end of year	$66,854	$67,233

NOTES TO PRESS RELEASE

Note 1 - Adjusted Results

We report our consolidated financial results in accordance with generally accepted accounting principles (“GAAP”). However, to supplement these consolidated financial results, management believes that certain non-GAAP operating results, which exclude those items detailed below, may provide a more meaningful measure on which to compare our results of operations between periods. We believe these non-GAAP results provide useful information to both management and investors by excluding certain items that impact comparability of the results. See reconciliation below.

Stein Mart, Inc.

Reconciliation of Operating and Net Income and Diluted EPS (GAAP Basis) to Adjusted Operating and Net Income and Diluted EPS (Non-GAAP Basis)

Unaudited

(in thousands, except for share data)

	13 Weeks Ended February 1, 2014			14 Weeks Ended February 2, 2013
	Operating Income	Net Income	Diluted EPS	Operating Income	Net Income	Diluted EPS
GAAP Basis	$10,716	$7,421	$0.16	$17,156	$13,547	$0.30
Adjustments:
Change in estimate for allocated merchandise buying costs (1)	5,000	3,100	0.07	—	—	—
Store closing and asset impairment charges (2)	2,282	1,415	0.03	885	544	0.01
Investigation and related fees (3)	765	474	0.01	4,038	2,483	0.06
Supply chain and ecommerce start-up costs (4)	1,142	708	0.02	—	—	—
53rd week impact (6)	—	—	—	(2,890)	(1,777)	(0.04)
Tax benefit from elimination of post-retirement benefit (7)	—	—	—	—	(2,461)	(0.05)

Total adjustments	9,189	5,697	0.13	2,033	(1,211)	(0.02)

Adjusted/Non-GAAP Basis	$19,905	$13,118	$0.29	$19,189	$12,336	$0.28

	52 Weeks Ended February 1, 2014			53 Weeks Ended February 2, 2013
	Operating Income	Net Income	Diluted EPS	Operating Income	Net Income	Diluted EPS
GAAP Basis	$40,833	$25,555	$0.57	$36,223	$25,027	$0.57
Adjustments:
Change in estimate for allocated merchandise buying costs (1)	5,000	3,100	0.07	—	—	—
Store closing and asset impairment charges (2)	2,352	1,458	0.03	1,563	961	0.02
Investigation and related fees (3)	1,921	1,191	0.03	4,038	2,484	0.05
Supply chain and ecommerce start-up costs (4)	2,472	1,533	0.03	—	—	—
Gift card breakage income (5)	—	—	—	(2,100)	(1,292)	(0.03)
53rd week impact (6)	—	—	—	(2,890)	(1,777)	(0.04)
Tax benefit from elimination of post-retirement benefit (7)	—	—	—	—	(2,461)	(0.05)

Total adjustments	11,745	7,282	0.16	611	(2,085)	(0.05)

Adjusted/Non-GAAP Basis	$52,578	$32,837	$0.73	$36,834	$22,942	$0.52

(1)	Change in estimation of buying and distribution costs allocated to inventories lowered the percentage of expenses allocated to inventories. The decrease in inventories resulted in a $5.0 million pretax non-cash charge, comprised of a $15.0 million increase in SG&A expenses and a $10.0 million increase in gross profit.
(2)	Includes accrued future lease payments to be incurred after store closings, write-off of assets in closing stores and write-off of certain information technology assets that were replaced.

(3)	Professional fees related to our financial restatement and related SEC investigation.
(4)	Start-up costs for the transition of our Supply Chain operations from third-party operated to Company-operated and the net loss from start-up of our ecommerce business launched in September 2013.
(5)	Breakage income on unused gift and merchandise return cards as a result of changes in breakage assumptions during the second quarter of 2012.
(6)	The results of the 53rd week in fiscal 2012 for which sales were $15.8 million.
(7)	Tax benefit resulting from the tax impact of the deductibility of previously non-deductible financial statement accruals related to the elimination of post-retirement life insurance benefits.

Note 2 - EBITDA

As used in this release, EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by analysts, investors and others to evaluate the performance of companies. EBITDA is not calculated in the same manner by all companies. EBITDA should be used as a supplement to results of operations and cash flows as reported under GAAP and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP. Below is a reconciliation of Net income to EBITDA and Adjusted EBITDA for the years ended February 1, 2014 and February 2, 2013.

	52 Weeks Ended Feb. 1, 2014	53 Weeks Ended Feb. 2, 2013
Net income	$25,555	$25,027
Add back amounts for computation of EBITDA:
Interest expense, net	265	225
Income tax expense	15,013	10,971
Depreciation and amortization	27,752	23,911

EBITDA	68,585	60,134

Adjustments (see Note 1):
Change in estimate for allocated merchandise buying costs	5,000	—
Store closing and asset impairment charges	2,352	1,563
Investigation and related fees	1,921	4,038
Supply chain and ecommerce start-up costs	2,472	—
Gift card breakage income	—	(2,100)
53rd week impact	—	(2,890)

Total adjustments	11,745	611

Adjusted EBITDA	$80,330	$60,745